Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT dated as of October 24, 2006 between Digitas Inc., a Delaware corporation (the “Company”), and Brian Roberts (the “Executive”).

WHEREAS, the Executive is currently employed as a senior executive of the Company under an Employment Agreement dated June 22, 2001, as amended on January 21, 2005 (the “Agreement”); and

WHEREAS, the Board of Directors of Digitas Inc. has authorized certain severance provisions in respect of senior executives of the Company, and the parties hereto consider it appropriate that the Agreement be amended to reflect such provisions;

NOW, THERFORE, the Company and the Executive agree to the following amendments to the Agreement. Defined terms used in this Amendment shall have the same meanings as in the Agreement.

1. Section 6(e)(i) of the Agreement is deleted and replaced with the following:

“(i) For a period of twelve months after the Date of Termination, the Company shall continue to pay the Executive the Base Salary at the rate in effect immediately before the Date of Termination (but, in the case of a termination by the Executive for Good Reason, disregarding any reduction thereof that was the basis for such termination).”

2. Section 6(f)(i) of the Agreement is deleted and replaced with the following:

“(i) For a period of twelve months after the one-year anniversary of the Date of Termination, the Company shall continue to pay the Executive the Base Salary at the rate in effect immediately before the Date of Termination (but, in the case of a termination by the Executive for Good Reason, disregarding any reduction thereof that was the basis of such termination).”

IN WITNESS WHEREOF, the Executive and Company have executed this Amendment as of the date set forth above.

EXECUTIVE

/s/ Brian Roberts
Brian Roberts

DIGITAS INC.

/s/ David Kenny
David Kenny, Chief Executive Officer